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                                 WPP Group plc

                                                                     Exhibit 4.8
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INCENTIVE PLAN
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J. Walter Thompson Company
2001-2003 LongTerm Incentive Plan:


Participant Guide                                      [Arrow Logo appears here]


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The Long Term Incentive Plan ((LTIP)) is an important part of your remuneration, so you need to fully understand how it works and its value to you. This booklet describes the detail of the Plan.

The LTIP has the following objectives:

 . Incentivise our executives to achieve outstanding long-term financial performance.

 . Provide our executives with an opportunity to participate directly in the profitable growth of J. Walter Thompson.

 .  Reinforce the importance of the goals which are established as part of the J.
   Walter Thompson three-year strategic business plan.

 . Provide the opportunity to increase our executives' ownership of WPP Group stock.

 . Ensure that our executives have the opportunity to earn competitive total remuneration.











Please note:
This booklet is for eligible executives working in those companies that are members of the J. Walter Thompson group of companies.





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Overview

The Long Term Incentive Plan (LTIP) rewards executives for exceptional financial performance against J. Walter Thompson's three-year business plan. The plan pays rewards in the form of cash and WPP Group restricted stock. Plan terms beginning with capitals are defined in the glossary.

Key facts

 . Three-year plan. The LTIP is a three-year rolling plan - this means each year a new three-year plan begins. Under the LTIP, Performance Shares are awarded to members. Their value is defined by the financial performance of J. Walter Thompson over a three-year period.

 .  Performance Shares. Each year, you receive a fixed number of Performance
   Shares based largely on your role and past contribution. Each share has a target value of $100. The size of your grant defines your LTIP earnings opportunity.

 . Payouts based on financial performance. For each three-year plan, LTIP financial performance targets are set that define how the Performance Shares will be valued.

 . Payouts in cash and restricted stock. Your LTIP payout is made half in cash and half in WPP Group restricted stock which vests over two years (50% each year).

 . Taxation. At the time of writing, it is our understanding that there are no taxes payable at the time you receive your LTIP Performance Share grant. Your tax liability occurs at the time you receive the cash portion of your LTIP payout and when your restricted stock vests.

 . If you leave J. Walter Thompson. Generally, if you take another position within the WPP Group, retire, become disabled or die, you keep a pro-rated portion of your LTIP Performance Shares. Otherwise, if you leave J. Walter Thompson, you forfeit all Performance Shares and non-vested restricted stock.

LTIP: timeline

    Year 1                             Year 4          Year 5        Year 6
      x                                  x                x             x
      ----------------------------------------------------------------------
                 Performance Period
      ----------------------------------------------------------------------
      x                                  x
 Performance                      LTIP Payout Date:
Shares granted
                                       -----------------
                                       Half as cash
                                       -----------------
                                       ----------------------------------------
                                       Half as WPP Group
                                                         x 50% vest  x 50% vest
                                       restricted stock
                                       ----------------------------------------
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Plan details

Rolling three-year plan
The LTIP is a rolling three-year plan. This means that J. Walter Thompson announces a new plan every year that pays out after the third year providing performance targets are met. So, starting with your fourth year as a participant, you may receive an annual LTIP payout based on performance over the prior three-year Performance Period, as shown below.

Payout Schedule

[GRAPH APPEARS HERE]

Payouts based on J. Walter Thompson's profitability
For each three-year plan, J. Walter Thompson sets targets that determine how performance will be measured. These targets are based on two measures:

 .  J. Walter Thompson's average Operating Profit as defined in the glossary.

 . J. Walter Thompson's average Operating Profit Margin as defined in the glossary.

We measure results over a three-year period so that the LTIP rewards long-term performance. The size of your payout depends on J. Walter Thompson's performance over that period.

Grant based on your role and contribution
At the start of each three-year plan, you will receive a grant of Performance Shares that defines your individual stake in the plan. Grants are made in January each year.

The size of your grant is based on your ability to influence the profitable growth of J. Walter Thompson, your current performance and your potential to contribute to the firm's long-term success. LTIP grants are discretionary and there is no guarantee that you will receive a grant every year. Your should be aware that Performance Shares do not constitute equity ownership in J. Walter Thompson or WPP Group.

Performance Shares
The terms of each award of Performance Shares are described to you in an annual letter from the Chief Executive of J. Walter Thompson, which sets out the financial performance targets which will determine the value of each award of Performance Shares.

Each Performance Share has a target value of $100 at the time of grant. This establishes what each Performance Share will be worth to you if J. Walter Thompson meets its three-year financial performance targets. The ultimate value of each share can range from $0 to $150 depending on actual performance against targets, as shown below.

Value of 1 Performance Share

[GRAPH APPEARS HERE]

For example, if you were granted 500 Performance Shares, your target LTIP award for that three-year plan would be $50,000 ($100 x 500).

Your actual payout could range from $0 to $75,000 ($50,000 x 150%), depending on
J. Walter Thompson's three-year performance against targets.
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At the end of each three-year plan, J. Walter Thompson completes a valuation to assign the value of a Performance Share.

Payments in cash and restricted stock
LTIP payouts are usually made in March of each year, following the Valuation Date in January. At this time, your Performance Shares will be `cashed in' as follows:

 . 50% cash.

 . 50% as WPP Group restricted stock, half of which vests (i.e. you earn the right to keep) one year from the Payout Date, and half vests two years from the Payout Date. During this restriction period, the stock is held in a trust and dividends will be automatically reinvested in WPP Group stock on your behalf.

When your restricted stock vests, you will have all the rights of stock ownership, including the right to sell.

Taxation
In terms of paying tax on your LTIP payouts, J. Walter Thompson's understanding of UK and US current tax law is that:

 . There are no taxes payable when you receive your LTIP grant (i.e. at the beginning of the three-year Performance Period).

 . The cash portion of your LTIP payout is taxable in the year you receive it.

 . Your restricted stock becomes taxable as it vests. This means that for a given grant, 50% of your restricted stock would be taxable one year from the Payout Date, and the remaining 50% would be taxable two years from the Payout Date.

This situation is subject to change and you should consult your own accountant or qualified financial advisor. You are responsible for paying all taxes that arise from your LTIP payouts.

If you change jobs or leave J. Walter Thompson
If you move to a new job within J. Walter Thompson, you keep your Performance Shares and receive an LTIP payout at the end of the three-year plan. As with any LTIP grant, any new Performance Shares you receive under later plans will depend on your contribution and role.

If you transfer to another WPP Group company, your LTIP payout will be pro-rated to reflect your service to the date you left J. Walter Thompson. You will receive this pro-rated payout at the end of the three-year LTIP cycle, at the same time as other Plan members.

If you retire (and J. Walter Thompson considers this to be a Qualifying Retirement), your LTIP payout will be pro-rated to reflect your service to the date you left J. Walter Thompson. You will receive this pro-rated payout at the end of the three-year LTIP cycle, at the same time as other Plan members.

If you become disabled or die, you or your estate will receive a pro-rated LTIP payout reflecting your service to the date of your disability or death. You or your estate will receive this pro-rated payout at the end of the three-year LTIP cycle, at the same time as other Plan members.

If you leave J. Walter Thompson for any other reason prior to payout, including dismissal by J. Walter Thompson, all outstanding Performance Shares and any unvested WPP Group restricted stock will be forfeited.
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Your questions answered




How often will I receive a grant of Performance Shares?

We expect to make a grant each year during the life of the LTIP. However, all grants are discretionary and we do not guarantee you will receive a new grant each year.

Am I at financial risk by being a participant of the LTIP?

No. The LTIP does not require you to make a personal financial investment, therefore you will not lose money. However, the value of your Performance Shares is variable, as is the market value of WPP Group stock.

Does the LTIP include any performance measures linked to WPP Group results?

The performance measures are based solely on J. Walter Thompson's performance. However, since your LTIP payout includes WPP Group restricted stock, the ultimate value of your payout is also influenced by the value of WPP Group stock.

Do J. Walter Thompson's performance targets remain unchanged for the three-year plan cycle, or can they change midway through?

Once the targets are set at the start of the LTIP cycle, they do not change. Keep in mind that the Plan measures results over a three-year period, which is designed to balance ups and downs in performance from year to year.

The valuation of your Performance Shares is driven solely by financial performance against the targets established at the start of the three-year LTIP cycle.

What if I take on a broader leadership role - will my number of Performance Shares increase?

The number of Performance Shares you receive under each LTIP is fixed. However, keep in mind that new LTIP grants are made each year, the size of which reflects your role and contribution at that time.

What are my choices after my restricted stock vests?

When your WPP Group restricted stock vests, the WPP Group plan administrator will send you a form to complete that gives you three choices:

1. You can sell enough of your stock to cover the required income tax withholding, and receive a certificate for the remaining stock.

2. You can send J. Walter Thompson the payment to cover the required tax withholding, in which case you will receive certificates for the full amount of your stock.

3. You can sell all of your stock and receive cash less any amount required to cover income tax withholding.

Once you have your WPP Group stock, you are free to hold or sell them.

For more answers please contact:

Lew Trencher (1 212 210 7397) or

Adrian Jackson, WPP Worldwide
Compensation and Benefits Director
(+44 20 7318 0062/ajackson@wpp.com)
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Glossary of terms




Grant Date
Performance Shares are granted effective 1 January of any year. The Grant Date is the first day of the three-year performance period of the LTIP.

Operating Profit

Revenue less operating costs, including annual and long-term incentives. This excludes foreign exchange losses and gains, interest income and expense, loss or gain on sale of fixed assets, cash discounts and miscellaneous income/expense and goodwill. In addition excess capital expenditure over the approved WPP capital budget will be deducted to arrive at operating profit.

Operating Profit Margin

This is defined using the average operating profit over the three-year plan period. Margin percentage calculations will be rounded to one decimal place. This will be calculated as operating profit divided by gross revenue.

Payout Date

Following the Valuation Date, usually in March each year.

Performance Period

A three-year period beginning on the Grant Date (1 January each year).

Performance Share

A unit of value which is granted to LTIP members. Performance Shares do not constitute an equity interest in J. Walter Thompson or the WPP Group.

Qualifying Retirement

You are able to receive a benefit under a J. Walter Thompson-sponsored retirement plan and/or the company confirms in writing that you are considered retired.

Valuation Date

The 1 January which is three years after each Grant Date.

WPP Group restricted stock

WPP Group ordinary shares which are held in trust on your behalf. You do not have ownership rights to the stock until the end of the restriction period, when the restricted stock vests. 50% of your stock is subject to a restriction period of one year after the Valuation Date, and 50% of your stock is subject to a restriction period of two years.